Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No.1 to the Registration Statement on Form S-4 (No. 333 - 185118) of our report dated March 30, 2012, with respect to the consolidated balance sheets of Crescent Financial Bancshares, Inc. (formerly Crescent Financial Corporation) and Subsidiary as of December 31, 2011 (Successor) and 2010 (Predecessor), and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the period from November 19, 2011 through December 31, 2011 (Successor), the period from January 1, 2011 through November 18, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

December 21, 2012